UNITED STATES

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                        SCHEDULE 13G

          Under the Securities Exchange Act of 1934
              (Amendment No. ______________)*

                    Carnegie Group, Inc.
                    --------------------
                     (Name of Issuer)

             Common Stock, par value $.01 per share
             --------------------------------------
              (Title of Class of Securities)

                       143497 10 5
                       -----------
                     (CUSIP Number)


Check the following box if a fee is being paid with this statement_X_. *A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five-percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities,. and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 1434 97 10 5          13G      Page 2 of 4 Pages
         --------------                       --   --

                      1  NAME OF REPORTING PERSON            Ford Motor Company
                         S.S. OR I.R.S. IDENTIFICATION       I.R.S. Identification
                         NO. OF ABOVE PERSON                 No. 38-0549190

                      2  CHECK THE APPROPRIATE BOX           N/A                            (a) __
                         IF A MEMBER OF A GROUP*                                             (b) __

                      3  SEC USE ONLY

                      4  CITIZENSHIP OR PLACE OF             Delaware
                         ORGANIZATION

NUMBER OF SHARES      5  SOLE VOTING POWER                   560,000
BENEFICIALLY OWNED
BY EACH REPORTING     6  SHARED VOTING POWER                 0 shares
PERSON WITH
                      7  SOLE DISPOSITIVE POWER              560,000 shares

                      8   SHARED DISPOSITIVE POWER           0

                      9  AGGREGATE AMOUNT BENEFICIALLY       560 shares
                         OWNED BY EACH REPORTING
                         PERSON

                     10  CHECK BOX IF THE AGGREGATE
                         AMOUNT IN ROW (9) EXCLUEDS
                         CERTAIN SHARES*

                     11  PERCENT OF CLASS REPRENSENTED
                         BY AMOUNT IN ROW 9                  9.03%

                     12  TYPE OF PREORTING PERSON*           CO

                          *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 143497 10 5		             13G		              	   Page 3 of 4


Item 1.
	(a)  Carnegie Group, Inc.

	(b)  Five PPG Place, Pittsburgh, Pennsylvania 15222

Item 2.
	(a)  Ford Motor Company

	(b)  The American Road, Dearborn, Michigan 48121

	(c)  U.S.A.

	(d)  Common Stock, Par Value $.01 Per Share

	(e)  CUSIP No. 143497 10 5

Item 3.	This statement is not filed pursuant to either Rule
13d-1(b) 	or 13d-2(b).


Item 4.	Ownership
	(a)  560,000 shares

	(b)  9.03%

	(c)
		(i)	560,000 shares
		(ii)  	0 shares
		(iii)  	560,000 shares
		(iv) 	0 shares

Item 5.	Ownership of Five Percent or Less of a Class

	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ___.

Item 6.	Ownership of More than Five Percent on Behalf of
Another 			Person.

	N/A

CUSIP No. 143497 10 5	           	13G			                Page 4 of 4


Item 7.	Identification and Classification of the Subsidiary
Which	Acquired the Security Being Reported on By the Parent
Holding Company

	N/A


Item 8.	Identification and Classification of Members of the
Group

	N/A

Item 9.	Notice of Dissolution of Group

	N/A

Item 10.	Certification

	N/A

                        SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

 	                          February 14, 1996
                            -----------------
                            Date

                            T. J. DeZure
                            ------------------
 	                          Signature

                            Assistant Secretary
                            -------------------
                            Name/Title